September 30, 1999

First Defined Portfolio Fund, LLC
1001 Warrenville Road, Suite 300
Lisle, Illinois  60532
Chapman and Cutler
111 West Monroe Street
Chicago, IL  60603

Re:  First Defined Portfolio Fund, LLC

Ladies and Gentlemen:

          We have acted as special Delaware counsel for First Defined Portfolio Fund, LLC, a Delaware limited liability company (the "Company"). You have requested this opinion in connection with the matters set forth below. Terms used herein and not otherwise defined herein shall have the meanings set forth in that certain Limited Liability Company Agreement (the "LLC Agreement") dated as of January 8, 1999 by James A. Bowen (the "Member").

          For purposes of giving the opinions hereinafter set forth, we have examined:

1. A certified copy of the Certificate of Formation of the Company dated as of January 8, 1999 as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on January 8, 1999;

2. A certified copy of the Certificate of Amendment to the Company's Certificate of Formation dated April 27, 1999 as filed with the Secretary of State on June 8, 1999;

3. A certified copy of the Company's Amended and Restated Certificate of Formation dated as of September 20, 1999 as filed with the Secretary of State on September 27, 1999 (the "Company's Certificate");

4. The LLC Agreement;

5. The Establishment and Designation of Series adopted by the Company's sole Trustee on June 18, 1999;

6. The Amended and Restated Establishment and Designation of Series (the "Designation") adopted y the Company's Board of Trustees on September 20, 1999 (the Membership Interests so designated therein being the "Designated Membership Interests");

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7. The membership Interest Transfer Agreement by and between James A. Bowen and American Skandia Life Assurance Corporation Variable Account B (the "Transfer Agreement");

8. A Long Form Certificate of Good Standing for the Company dated as of September 30, 1999, obtained from the Secretary of State;

9. Certified Resolutions of the Sole Trustee dated June 21, 1999, increasing the size of the Board of Trustees; and

10. Certified Resolutions of the Board of Trustees dated September 20, 1999, approving the issuance of certain Designated Membership Interests and an Amended Exhibit B to the LLC Agreement.

          As to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties continued in the documents examined by us.

          Based upon the foregoing, and upon an examination of such questions of law of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that;

1. The Company has been duly formed and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware.

2. The Designated Membership Interests have been duly authorized by the LLC Agreement and the Designation.

3. Assuming (i) the payment of such consideration, if any, as the Board of Trustees shall require, and (ii) reflection on an amended Exhibit B to the LLC Agreement, such Exhibit B having been duly adopted by the Board of Trustees, the Designated Membership Interests are legally issued, fully paid, and non-assessable Membership Interests of the Company.

          In addition to the assumptions and qualifications set forth above, all of the foregoing opinions contained herein are subject tot he following assumptions, qualifications, limitations and exceptions;

a. The foregoing opinions are limited to the laws of the State of Delaware presently in effect, excluding the securities laws thereof. We have not considered and express no opinion on the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto.

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b. We have assumed the due execution, authorization and delivery by each party thereto of each document examined by us. We have assumed the legal capacity of any individual party to any document examined by us.

c. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the originals.

d. We have assumed that (i) no event of dissolution, termination or liquidation under the LLC Agreement has occurred (ii) there has been no transfer by the Member of its Membership Interests (except with respect to any transfer of Membership Interests to American Skandia Life Assurance Corporation Variable Account B in accordance with Section 2.7(a) of the LLC Agreement and the Transfer Agreement (if so reflected on Exhibit B to the LLC Agreement)), (iii) there has been no decree of dissolution under Section 18-802 of the Act with respect to the Company, and (iv) the Member has made all required capital contributions under the LLC Agreement.

e. We have assumed that LLC Agreement constitutes the legal, valid, binding and enforceable obligations of each of the parties thereto enforceable against such parties in accordance with its terms.

f. We have assumed that the Company's Certificate, the LLC Agreement, and the Designation constitute the entire agreement of the parties to the LLC Agreement with respect to the creation, operation, dissolution and winding-up of, and admission of members to, the Company.

g. We have assumed that all Membership Interests are and will be issued in accordance with the LLC Agreement and the Designation.

          This opinion is rendered solely for your benefit and for the benefit of any Assignee in connection with the matters set forth herein. In particular, you may rely on this opinion with respect to the matters set forth herein in connection with your opinion being delivered on even date herewith. This opinion may not be furnished (except that it may be furnished to any federal, state of local regulatory agencies or regulators having appropriate jurisdiction and entitled to such disclosure) or quoted to, or relied upon by, any other person or entity for any purpose without our prior written consent. However, we consent to the filing of this opinion as an exhibit to that certain

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Pre-effective Amendment No. 2 to the Company's Registration Statement
filed on Form N-1A with the Securities and Exchange Commission.

                                        Very truly yours,


                                        Potter Anderson & Corroon LLP

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